CFO Commentary on Third Quarter Fiscal Year 2015 Results

Q3 FY 2015 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q	Y/Y
Revenue	$1,225	$1,103	$1,054	up 11%	up 16%
Gross margin	55.2%	56.1%	55.4%	down 90 bps	down 20 bps
Operating expenses	$463	$456	$443	up 2%	up 5%
Net income	$173	$128	$119	up 35%	up 45%
Diluted earnings per share	$0.31	$0.22	$0.20	up 41%	up 55%

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q	Y/Y
Revenue	$1,225	$1,103	$1,054	up 11%	up 16%
Gross margin	55.5%	56.4%	55.7%	down 90 bps	down 20 bps
Operating expenses	$415	$411	$405	up 1%	up 2%
Net income	$220	$173	$154	up 27%	up 43%
Diluted earnings per share	$0.39	$0.30	$0.26	up 30%	up 50%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q	Y/Y
GPU	$991	$878	$877	up 13%	up 13%
Tegra Processor	168	159	111	up 6%	up 51%
Other	66	66	66	-------	-------
Total	$1,225	$1,103	$1,054	up 11%	up 16%

Revenue increased 16 percent year over year to a record $1.23 billion. Growth was driven by the strength of GeForce® GPUs for gaming, related to our launch during the quarter of Maxwell™ -based GPUs. Growth was also fueled by strength in datacenter GPUs and automobile infotainment systems. Overall, we experienced growth in revenue across all our businesses and platforms - PC, datacenter, and mobile.

Revenue in the GPU business grew 13 percent from the third quarter of the prior year. Revenue from GeForce GPUs for gaming desktops and notebooks grew 36 percent, fueled by continued strength in PC gaming, including the recently released Maxwell-based GTX™ GPUs. Within this gaming segment, gaming notebooks more than doubled from year-ago levels. Tesla® GPU for high performance computing increased strongly, representing another record quarter for revenue, driven by large project wins with cloud service providers and government customers. Quadro® GPU revenue remained strong, with the new product platform, launched in August, delivering industry leading graphics and rendering performance.

Tegra® Processor sales grew 51 percent from a year ago, led by automobile infotainment systems, mobile devices, embedded systems, and the onset of SHIELD™ tablet sales. Automobile infotainment system revenue nearly doubled year over year.

Revenue was up 11 percent sequentially. The GPU business grew 13 percent due to Maxwell and the seasonal increase in consumer PCs. Our datacenter platform revenue increased sequentially, as well, driven by continued strength in GPU acceleration opportunities. Tegra Processor sales increased, led by embedded systems, auto infotainment systems, and the onset of SHIELD tablet sales.

License revenue from our patent license agreement with Intel was $66 million.

Gross Margin

GAAP gross margin was 55.2 percent, in line with our outlook for the quarter and down 90 basis points from last quarter. Non-GAAP gross margin was 55.5 percent, also in line with our outlook and down 90 basis points sequentially. The gross margin reflected continued strength in our GPU margins for PC platforms inclusive of the product transition to Maxwell-based GPUs for desktops, notebooks, and workstations. Our margins from the above mentioned PC platforms and datacenter and cloud GPUs, were partially offset by the impact of Tegra processor margins, which are lower than the company’s overall average.

Expenses and Other

GAAP operating expenses for the third quarter were $463 million, in line with our outlook for the quarter and up 2 percent from the prior quarter’s $456 million. Non-GAAP operating expenses were $415 million, lower than our outlook and inclusive of legal fees associated with our litigation against Samsung and Qualcomm.

The operating expense discipline reflects continued management of our investments in both R&D and capital expenditures to enhance our return on invested capital. Operating expenses grew year over year due to employee additions, employee compensation increases and related costs, partially offset by lower engineering development related costs.

Operating Income, OI&E, and Taxes

GAAP operating income was $213 million, up 51 percent from the prior year’s third quarter, reflecting strong revenue growth from higher margin GPUs and contained operating expenses. GAAP operating income was also up from the second quarter of fiscal 2015 due to sequential growth in revenue and contained operating expenses.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other operating gains and losses. OI&E was a net $4 million of expense, inclusive of $11.5 million of interest expense primarily associated with our convertible debt and $7.4 million of interest income from our investment portfolio.

GAAP income tax expense was $36 million, or an effective tax rate of 17.3 percent. Non-GAAP effective tax rate was 17.5 percent. Our effective tax rates for the quarter were higher than the prior year’s 16 percent due to the absence of the U.S. federal R&D tax credit.

Net Income and EPS

GAAP net income was $173 million, up 45 percent from a year earlier, driven by increased operating profit from strong revenue and margins. GAAP earnings per diluted share of $0.31 increased 55 percent from $0.20 per diluted share in the year-ago quarter, reflecting net income growth and share repurchases. GAAP net income was up 35% and EPS was up $0.09 from the previous quarter, driven by higher operating profits, fueled by the sequential growth in revenue.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $4.24 billion, compared with $4.39 billion at the end of the second quarter, primarily related to a $310 million structured repurchase agreement executed within the quarter and the payment of our quarterly cash dividend, partially offset by growth in cash flow from operations.

During the third quarter, we paid $46 million in cash dividends and repurchased 16.8 million shares under the aforementioned structured repurchase agreement.  During the first three quarters of fiscal 2015, we paid $140 million in cash dividends and repurchased 44.2 million shares.  As a result, we have returned to shareholders $950 million during the first three quarters of fiscal 2015.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned approximately $2.17 billion to shareholders.  This return represents 136 percent of our cumulative free cash flow for fiscal years 2013, 2014, and 2015 to date and reflects the acceleration of our capital return program from cash generated in prior years.

As we transition into fiscal 2016, as part of our ongoing commitment to deliver shareholder value through capital return, we are pleased to announce our intention to return approximately $600 million to shareholders through ongoing quarterly cash dividends and share repurchases in fiscal 2016.

Accounts receivable at the end of the quarter were $563 million, up from $470 million in the prior quarter. The sequential increase was primarily due to the mid-quarter launch of our Maxwell-based GPUs and late-quarter project shipments in our datacenter business compared with the second quarter. DSO at quarter-end was 42 days, up from 39 days in the prior quarter and in the third quarter of fiscal 2014.

Inventory at the end of the quarter was $408 million, up from $387 million in the prior quarter, and $380 million a year earlier. The sequential increase included the ramping of Maxwell-based GPUs, coupled with decreases in products based on previous-generation architectures. DSI at quarter-end was 68 days, down from 73 days in the prior quarter and from 74 days in the prior year.

Cash flow from operating activities was $216 million, up from $96 million in the prior quarter and from $162 million a year earlier. The sequential increase was primarily due to increased accounts payable and net income, partially offset by increased accounts receivable. Compared with the year-ago quarter, the operating cash flow reflected higher net income from growth in revenue and contained operating expenses, partially offset by higher accounts receivable.

Free cash flow was $176 million in the third quarter, compared with $124 million a year earlier and $74 million in the previous quarter.

Depreciation and amortization expense for the third quarter amounted to $55 million. Capital expenditures were $40 million, in line with our expectations.

Segment Definitions

The GPU business leverages our GPU technology to target multiple end markets. It comprises four primary product lines: GeForce for desktop and notebook PCs; Quadro for professional workstations; Tesla for high-performance computing; and NVIDIA GRID™ for cloud-enabled graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.

The Tegra Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies including Tegra for smartphones and tablets; automotive computers, including infotainment and navigation systems; and gaming devices, including the SHIELD tablet and portable, and Tegra NOTE™. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.

The Other category includes licensing revenue from our patent cross-license agreement with Intel.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2015 is as follows:

•	Revenue is expected to be $1.20 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 55.2 percent and 55.5 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $470 million; non-GAAP operating expenses are expected to be approximately $422 million, inclusive of litigation costs.

•
GAAP and non-GAAP tax rates for the fourth quarter of fiscal 2015 are both expected to be 18 percent, plus or minus one percentage point. This estimate excludes any discrete tax events that may occur during a quarter which, if realized, may increase or decrease our actual effective tax rates in such quarter.

•	Capital expenditures are expected to be approximately $40 million to $50 million.

______________

For further information, contact:

Raj Santhanam	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
rsanthanam@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlements, acquisition-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, other expense and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the strength of GeForce GPUs for gaming; strength in datacenter GPUs and automobile infotainment systems; continued strength in PC gaming; the new Quadro product platform delivering industry leading graphics and rendering performance; continued strength in GPU acceleration opportunities; continued strength in our GPU margins for PC platforms; continued management of our investments in R&D and capital expenditures; our intention to return approximately $600 million in fiscal 2016; the company’s financial outlook for the fourth quarter of fiscal 2015; and the company’s tax rate for the fourth quarter of fiscal 2015 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 27, 2014. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2014 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Quadro, Tegra, Tegra NOTE, Tesla, Icera, Maxwell, NVIDIA GRID, and SHIELD, are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 26,	July 27,	October 27,	October 26,	October 27,
	2014	2014	2013	2014	2013

GAAP gross profit	$676,698	$618,974	$584,415	$1,899,874	$1,648,521
GAAP gross margin	55.2%	56.1%	55.4%	55.4%	55.2%
Stock-based compensation expense included in cost of revenue (A)	3,021	2,656	3,090	8,596	7,911
Legal settlement	—	—	—	—	2,290
Non-GAAP gross profit	$679,719	$621,630	$587,505	$1,908,470	$1,658,722
Non-GAAP gross margin	55.5%	56.4%	55.7%	55.6%	55.6%

GAAP operating expenses	$463,383	$455,795	$443,427	$1,372,021	$1,319,218
Stock-based compensation expense included in operating expense (A)	(38,414)	(35,759)	(31,209)	(106,775)	(92,180)
Acquisition-related costs (B)	(9,572)	(9,173)	(4,577)	(28,186)	(22,402)
Other expense (C)	—	—	(2,235)	—	(2,235)
Non-GAAP operating expenses	$415,397	$410,863	$405,406	$1,237,060	$1,202,401

GAAP other income (expense), net	$(4,245)	$(8,554)	$496	$(876)	$12,063
Gains and losses from non-affiliated investments	—	2,500	—	(14,482)	—
Interest expense related to amortization of debt discount	7,010	6,973	—	20,884	—
Non-GAAP other income (expense), net	$2,765	$919	$496	$5,526	$12,063

GAAP net income	$172,967	$127,976	$118,734	$437,459	$293,073
Total pre-tax impact of non-GAAP adjustments	58,017	57,061	41,111	149,959	127,018
Income tax impact of non-GAAP adjustments	(10,549)	(11,606)	(6,055)	(27,497)	(19,170)
Non-GAAP net income	$220,435	$173,431	$153,790	$559,921	$400,921

Diluted net income per share
GAAP	$0.31	$0.22	$0.20	$0.77	$0.49
Non-GAAP	$0.39	$0.30	$0.26	$0.99	$0.67

Shares used in diluted net income per share computation	558,201	570,572	588,752	565,653	600,108

Metrics:
GAAP net cash flow provided by operating activities	$215,623	$96,282	$162,315	$462,927	$434,434
Purchase of property and equipment and intangible assets	(39,741)	(22,527)	(38,159)	(91,336)	(188,812)
Free cash flow	$175,882	$73,755	$124,156	$371,591	$245,622

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Nine Months Ended
	October 26,	July 27,	October 27,	October 26,	October 27,
	2014	2014	2013	2014	2013
Cost of revenue	$3,021	$2,656	$3,090	$8,596	$7,911
Research and development	$22,680	$21,462	$20,902	$64,636	$61,392
Sales, general and administrative	$15,734	$14,297	$10,307	$42,139	$30,788

(B) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(C) Consists of restructuring charges.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2015 Outlook
GAAP gross margin	55.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	55.5%

Q4 FY2015 Outlook
(In millions)
GAAP operating expenses	$470
Stock-based compensation expense and acquisition-related costs	(48)
Non-GAAP operating expenses	$422